Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-186048 and 333-174629) and Forms S-8 (Nos. 333-168877, 333-167327, 333-166062 and 333-175992) of Pernix Therapeutics Holdings, Inc. of our report dated March 9, 2012, except with respect to our opinion on the financial statements insofar as it relates to the reverse stock split described in Note 13 as to which the date is December 21, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting of Somaxon Pharmaceuticals, Inc., which appears in the Registration Statement on Form S-4 of Pernix Therapeutics Holdings, Inc. (File No. 333-185897) and is incorporated by reference in this Current Report on Form 8-K of Pernix Therapeutics Holdings, Inc.

/s/ PricewaterhouseCoopers LLP
San Diego, CA
March 8, 2013